Exhibit 99.1

For more information contact:
Stephen S. Romaine, President & CEO
Francis M. Fetsko, CFO
Tompkins Financial Corporation 607.273.3210

For Immediate Release
Friday, May 14, 2010

Henry, Parker, Battaglia Elected
to Tompkins Financial Corporation Board

ITHACA, NY - Tompkins Financial Corporation (TMP – NYSE Amex)

Susan A. Henry of Ithaca, Sandra A. Parker of Webster and Paul Battaglia of Batavia were elected to the Tompkins Financial Corporation board of directors at the corporation’s Annual Meeting of Shareholders on May 10.

All three will also serve on boards of affiliate companies of Tompkins Financial.

Dr. Henry, the Ronald P. Lynch Dean of the College of Agriculture and Life Sciences, and Professor of Molecular Biology and Genetics at Cornell University, also was elected to the board of directors of Tompkins Trust Company.

Parker, president and chief executive officer of the Rochester Business Alliance, also was elected to The Bank of Castile board of directors.

Battaglia, managing director of Freed Maxick & Battaglia, P.C., also was elected to the AM&M Financial Services board of directors.

“We are both pleased and privileged to welcome these three new directors — Dr. Susan Henry, Sandra Parker and Paul Battaglia,” said Stephen S. Romaine, President and Chief Executive Officer of Tompkins Financial Corporation. “Each of them brings great experience and strong reputations, and shares our board’s long-term commitment to our corporation’s values and goals.”

Dr. Susan Henry is a Fellow of the American Association for the Advancement of Science and a Fellow of the American Academy of Microbiology. She received a bachelor’s degree in zoology from the University of Maryland and her Ph.D. in genetics from the University of California at Berkeley.

Her research is supported by a grant from the National Institutes of Health.

She joined the faculty at Cornell following a 13-year association with Carnegie Mellon University in Pittsburgh. At Carnegie Mellon, she was the head of the Department of Biological Sciences, dean of the Mellon College of Science, and a university professor.

A respected author of numerous articles and publications on biochemistry and genetics, Dr. Henry has received many honors and awards, including Honorary American FFA Degree from the National FFA Organization, Major Contributor in Research and Education Award from the New York Wine and Grape Foundation, NIH MERIT Award and election to Sigma Xi and Phi Beta Kappa.

Currently, she serves on the boards of directors of Seneca Foods Corporation and Agrium, Inc., and has been on the editorial boards of Current Chemical Biology, The Journal of Biological Chemistry and Molecular and Cellular Biology.

Sandra Parker, in her role at the Rochester Business Alliance, was instrumental in establishing the agency as the region’s “Voice of Business.”

In 2006, she was awarded a key to the city by Rochester Mayor Robert Duffy for her leadership in the Fair Share Coalition, formed to seek parity in state aid for Rochester. This initiative has grown into the highly successful Rochester Community Coalition, which brings together business, labor, government, education, faith organizations and nonprofits to push for state investment in projects that will boost the regional economy.

She also is a leader in the Unshackle Upstate coalition, an association of 75 organizations representing more than 45,000 employers and a million workers, which she helped form in March 2006 to push for legislative reform needed to reinvigorate the regional economy.

Parker serves on a number of boards, including Rochester Institute of Technology, Monroe Community College, Frontier Telephone, Center for Governmental Research, VisitRochester, Stone Construction and the YMCA.

She is listed as one of Greater Rochester’s Most Influential Women and, in 2002, she won the ATHENA Award given each year to a woman for her outstanding contributions to business and community. A native of Rochester, she holds a bachelor’s degree from the College of Wooster (Ohio).

Paul Battaglia, a lifelong Batavia resident, has directed his own certified public accounting firms for the past 30 years. He has served the community as a board and committee member for numerous organizations, most notably United Memorial Medical Center, Genesee Area YMCA, Catholic Health System of Western New York, United Way, Genesee Wyoming BOCES and Genesee County Chamber of Commerce.

Currently, he is the commissioner of the Rochester-Genesee Regional Transportation Authority and is on the board of trustees of Catholic Charities of Buffalo.

He graduated magna cum laude from St. Bonaventure University with a bachelor’s degree in business administration.

James J. Byrnes, chairman of the Tompkins Financial Corporation board of directors, said the new directors “are welcome additions to the board and will greatly assist the company as we move forward.”

He also thanked outgoing board members Russell Achzet, Betsy Harrison and Hunter Rawlings III for their contributions to the corporation’s success.

Tompkins Financial Corporation operates 45 banking offices in the New York State markets served by the Company’s subsidiary banks — Tompkins Trust Company, The Bank of Castile and Mahopac National Bank. Through its community banking subsidiaries, the Company provides traditional banking services, and offers a full range of money management services through Tompkins Investment Services (a division of Tompkins Trust Company). The Company offers insurance services through its Tompkins Insurance Agencies, Inc. subsidiary, an independent agency serving individuals and business clients throughout New York State. The Company offers fee-based financial planning and wealth management services through its AM&M Financial Services, Inc. subsidiary. AM&M Financial Services, Inc. is also the parent Company to Ensemble Financial Services, Inc., an independent broker dealer and leading outsourcing company for financial planners and investment advisors. Each Tompkins subsidiary operates with a community focus, meeting the unique needs of the communities served.